                                  EXHIBIT 23.1



                        INDEPENDENT AUDITORS' CONSENT

The Board of Directors
AMBAC Indemnity Corporation:

We consent to the incorporation by reference in the Form 8-K of Advanta Mortgate Loan Trust 1997-2 dated June 2, 1997 of our report dated January 30, 1997 with respect to the consolidated financial statements of AMBAC Indemnity Corporation and subsidaries as of December 31, 1996 and December 31, 1995, and for each of the years in the three-year period ended December 31, 1996, which report appears in the Form 8-K of AMBAC Inc. dated March 12, 1997 and to the reference to our firm under the heading "Experts" in the Prospectus Supplement dated May 22, 1997, of Advanta Mortgage Loan Trust 1997-2.



New York, New York
June 2, 1997